U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
                         ------------------------------

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  ATALANTA/SOSNOFF INVESTMENT TRUST

Address of Principal Business Office (No. & Street, City, State,
Zip Code): 101 Park Avenue, New York, New York 10178

Telephone Number (including area code):  (212)867-5000

Name and address of agent for service of process:

Mr. Anthony G. Miller
Atalanta/Sosnoff Capital Corporation (Delaware)
101 Park Avenue
New York, New York 10178

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     --     --
Yes /x/ No / /
    --     --

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 20th day of February, 1998.



                                                          /s/ Anthony G. Miller
                                                          ---------------------
                                                          Anthony G. Miller
                                                          President



Attest:    /s/ Tina D. Hosking
           -------------------
           Tina D. Hosking
           Secretary